October 20, 1998

Stephen R. Quehl
3 Wingate Lane
Acton, MA  01720

Dear Steve:

     I am pleased to offer you the position of Executive Vice President, Worldwide Sales and Services at Marcam Solutions, Inc. (" Marcam Solutions"), located at 95 Wells Avenue, Newton, MA. Effective November 16th, 1998, upon your commencement of employment, your salary will be $9,615.39 bi-weekly, which equates to $250,000 on an annual basis.

     Additionally, you will be eligible for an annual incentive opportunity of up to $200,000 for the accomplishment of key objectives that we will determine upon your arrival. There is also an opportunity for you to earn an incremental annual incentive of up to $150,000 for performance that exceeds your objectives, which will be mutually agreed upon by you and me.

     You will receive a signing bonus in the amount required to satisfy your obligation to your current employer - up to a maximum of $100,000, plus interest. The amount of the signing bonus will be equal to the principle and interest that you owe at the time of your termination. This bonus will be payable to you upon receipt of written documentation from Gensym that specifies the amount due. $50,000 of this amount will vest immediately, effective with your date of hire. The remainder of the signing bonus will vest at the rate of 1/12 per month, and is repayable to Marcam should you resign voluntarily during your first twelve (12) months of employment.

     Subject to the approval of the Company's Compensation Committee of the Board of Directors, Marcam will grant you an option to purchase 125,000 shares of Marcam Common Stock. However, given the critical nature of this position for our Company, Marcam will grant you an option to purchase 150,000 shares of Marcam Common Stock if you begin employment on or before November 16, 1998. Twenty-five per cent (25%) of the options will vest immediately upon the date of grant. The remainder will vest at 25% per year. As a condition of this option grant, there will be accelerated vesting of all options in the event of a change in control of the ownership of the Company.

     If you are terminated within the first year of employment for any reason other than gross misconduct, you will receive a lump sum payment in the amount of your current annual base salary. Additionally, in the event of a change in control, you will be entitled to 12 months' severance if your position is reduced, you are forced to move, or if the acquiring company does not have a position for you.

     As a full-time Marcam Solutions employee, you will be eligible for current benefits as described in the enclosed Benefit Summary. These benefits are subject to change from time to time and in some cases may be subject to waiting and/or enrollment periods. You will also be entitled to 20 days of vacation per year and two flexible holidays for calendar year 1999.

     As a Marcam Solutions employee, you will be exposed to confidential and proprietary information. All employees are therefore required to sign the Marcam Solutions Employee Agreement on Ideas, Inventions, Confidential Information and Non-Competition ("the Agreement") prior to the commencement of their employment. I have enclosed a copy of the Agreement for your review. On your first day you will be required to sign two copies of the Agreement in our witness. One signed copy will be returned to you for your personal files. If you have any questions or conflicts with the Agreement please contact me immediately.

     All Marcam Solutions employees must also complete an employment application for inclusion in our files. I have enclosed an application for you to complete and bring to us on your first day of work. Please also remember to bring either your passport or birth certificate with two other forms of identification for I-9 (Immigration) compliance.

     Please review this letter and contact me if any of the terms and conditions are unclear. As a formality to making this employment offer, a signed copy of this letter must be returned to my attention for our records by no later than October 23, 1998.

     There is a meeting with the Board of Directors this Friday, October 23 from 9:00am until 2:00pm. Please accept my invitation to join us at 12:00 noon for lunch, if you can, so that I could introduce you to our team.

     This offer is contingent upon completing a satisfactory review of your references.

     We look forward to you joining Marcam Solutions and know that you will make a wonderful contribution to our company.

Sincerely,



Jonathan Crane
President and Chief Executive Officer

Enclosures
o  Application for Employment
o  Marcam Solutions Employee Agreement
o  Benefits Summary

I have read and understood the aforementioned responsibilities, terms and conditions of employment, and accept the position as outlined above.


    /s/ Stephen R. Quehl                                      November 11, 1998
--------------------------                                    ------------------
Signature                                                     Date

cc: Dawn Meyer, Human Resources